Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2010, except as to Note 15, which is as of March 19, 2010, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in NetLogic Microsystems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 20, 2010